Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER
ENDED JUNE 30, 2008, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED AUGUST 8, 2008
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, August 8, 2008
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the second quarter of 2008 amounted to $21,573,000 compared with $27,761,000 for the second quarter of 2007. Unaudited consolidated net income for the first six months of 2008 was $42,290,000 compared with $50,344,000 for the first six months of 2007.
     The decreases in consolidated earnings for the 2008 periods resulted mainly from decreased underwriting and investment income earned by the insurance businesses, and increased operating expenses incurred by the furniture rental business due principally to the expansion of its rental relocation services and the initiation of operations in the United Kingdom.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Wesco-Financial and Kansas Bankers insurance businesses — Underwriting	$364	$4,313	$2,075	$6,210
Investment income	14,552	16,294	29,873	31,868
CORT furniture rental business	6,119	6,820	9,652	11,536
Precision Steel businesses	599	374	895	735
Other	(61)	(40)	(205)	(5)

Consolidated net income	$21,573	$27,761	$42,290	$50,344

Per share	$3.03	$3.90	$5.94	$7.07

     Wesco’s Form 10-Q for the quarter ended June 30, 2008 is expected to be filed electronically with the Securities and Exchange Commission today, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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